EXHIBIT 10.7

          [Letterhead of Major League Baseball Properties, Inc.]



                                                April 2, 1999



Mr. Jason B. Bauer
President & CEO
Famous Fixins, Inc.
250 West 57th Street
Suite 2501
New York, NY 10107

Contract #3858

Dear Jason:

      Major League Baseball Properties, Inc. ("MLBP") and Famous Fixins, Inc. ("Licensee") agree to enter into a non-exclusive national retail product license for the food product defined below upon the terms contained in this letter and the terms and conditions contained in MLBP's standard form licensing agreement, subject to approval by the 30 Clubs and MLBP's execution of its form of licensing agreement ("the "License Agreement").

License Period:               April 1, 1999 - December 31, 1999

Sell-Off Period:              60 Days

Licensed Territory            Maryland, Washington D.C., Virginia,
                              Philadelphia, North Carolina, South Carolina and Florida

Compensation:                 Total Guaranteed Compensation:

                              $25,000 due by 12/31/99

Percentage Compensation:      1% of Net Sales or $.0258 per box, whichever is
                              greater for the products identified below
                              ("Products"). The terms "net sales" shall mean gross sales based on the wholesale price to the retail trade less quantity discounts and actual returns but no deduction shall be made for uncollectible accounts, commissions, taxes, discounts other than quantity discounts, such as cash discounts and discounts attributable to the issuance of a letter of credit, or any other amount.

Reporting Period:             Monthly, first reporting period begins 4/30/99.

Logos:                        Baltimore Orioles and Major League Baseball
                              Properties.

Licensed Products:            Cal's "Classic O's" Cereal in 14 oz. box

Product Credit:               Licensee shall provide to MLBP two (2) cases of
                              cereal.

Insurance:                    $5 million product liability insurance.
                              Licensee must provide a current proof of Certificate of Insurance upon execution of this signed agreement.

Indemnity:                    Licensee shall indemnify MLBP and its
                              affiliates in connection with claims arising out of (i) any infringement of any proprietary and publicity rights not expressly granted under the License Agreement, (ii) alleged defects in the Product(s), (iii) false advertising, fraud, misrepresentation or other claims related to the Product(s) not involving a claim of right to the logos, (iv), the unauthorized use of the logos or any breach by Licensee of the License Agreement, (v) invasion of the right of privacy, publicity or property of any third party, and/or (vi) agreements or alleged agreements made or entered into by Licensee to effectuate the terms of the License Agreement.

                              MLBP shall indemnify Licensee in connection with
                              (i) challenges to MLBP's authority to license the logos in connection with the Product(s), or
                              (ii) assertions to any claim of right in or to the logos as authorized on the Products, provided in each case that licensee shall give prompt written notice, cooperation and assistance to MLBP relative to any such claim or suit, and provided further in each case that MLBP shall have the option to undertake and conduct the defense of any suit so brought (and select counsel therefor) and to engage in settlement thereof at its sole discretion.

Quality Control:              Except as otherwise directed by MLBP, Licensee
                              shall comply with the following guidelines regarding the Licensed Products:

                              a) The Club's name and/or logo must be featured
                                 in a prominent manner on the front of the product.
                              b) The relevant MLB logo must be on the front
                                 or back of each product. The relevant MLB logo and the following acknowledgement must be included on all packaging and display materials: Major League Baseball trademarks and copyright are used with permission of Major League Baseball Properties, Inc.
                              c) Licensee agrees to take, at MLBP's direction,
                                 all necessary steps to render the
                                 counterfeiting of licensed products more difficult.

                              Licensee agrees to submit to MLBP for its written approval samples of each Product before its manufacture, sale, promotion, advertisement or distribution, whichever first occurs. Licensee shall also submit for approval all advertising, point-of-scale displays, catalogs, sales sheets and other items that picture MLB logos, prior to production. In the event that any item submitted to MLBP for approval or consent shall not have been approved or consented to, disapproved or denied, or commented upon within twenty (20) MLBP business days after receipt thereof by MLBP, and MLBP shall have received notice from Licensee that comment is overdue, and MLBP shall not have commented within five (5) additional MLBP business days of receipt of such notice, any items or matters so submitted shall be deemed approved and consented to. In any instance where any matter is required to be submitted to MLBP for MLBP's approval that approval shall be granted or withheld in MLBP's sole discretion.

Choice of Law
and Jurisdiction:             The validity, construction, and enforceability of
                              this letter and the License Agreement shall be governed by the internal laws of the State of New
                              York, without giving effect to conflict of laws principles thereof. The United States District
                              Court for the Southern District of New York and the Supreme Court of the State of New York, sitting in New York County, shall be the sole venues for any dispute arising directly or indirectly from the relationship created or the transactions contemplated by this letter and the License Agreement.

Miscellaneous:                Rights to player likenesses are not covered under
                              the License Agreement and must be secured separately.

      Additional specific terms and conditions will be included in the contract to follow, following confirmation of the general terms of this proposed agreement by your office. Please sign below and return to me via fax and hard copy to indicate your concurrence with the foregoing.

      Please respond via fax and hard copy by no later than Wednesday, April 14, 1999. We look forward to working with you in the future. In the interim please feel free to contact me at (212) 931 - 7433 with any questions you may have.

                                               Sincerely,

                                               /s/ Maureen Cunningham

                                               Maureen Cunningham
                                               Licensing Supervisor





Famous Fixins, Inc.

By:      /s/  Jason Bauer
         --------------------
Title:   President
         --------------------
Date:    4/8/99
         --------------------



cc:      Colin Hagen
         Ethan G. Orlinsky, Esq.
         Howard Smith